QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.(a)(19)

27 July 2005

National Grid plc

Return of Cash—Filing of Prospectus

        Following the announcement of details of the Return of Cash on 6 June 2005, National Grid plc announces that it has today filed a prospectus in connection with the proposed listing of B Shares with the Financial Services Authority in accordance with the Prospectus Rules.

        Two copies of the Prospectus have been submitted to the Financial Services Authority and will be available for inspection at the Financial Services Authority's Document Viewing Facility which is situated at: Financial Services Authority, 25 The North Colonnade, Canary Wharf, London, E14 5HS (Tel: 020 7000 1000).

        Copies of the Prospectus will be available from or can be inspected at the registered office of National Grid plc (1-3 Strand, London WC2N 5EH) and the offices of Linklaters (One Silk Street, London EC2Y 8HQ).

Enquiries:

National Grid plc

Investors
Alexandra Lewis	+44 (0)20 7004 3170
David Campbell	+44 (0)20 7004 3171
Richard Smith	+44 (0)20 7004 3172
Media
Clive Hawkins	+44 (0)20 7004 3147
JPMorgan Cazenove, Broker to National Grid
Jonathan Wilcox	+44 (0)20 7588 2828
Matthew Lawrence	+44 (0)20 7588 2828
Citigate Dewe Rogerson, PR Advisers to National Grid
Anthony Carlisle	+44 (0)7973 611888

Additional Information:

        In the United States, National Grid plc has filed a Tender Offer Statement on Schedule TO (the "Schedule TO") containing the Circular to Shareholders, a US Supplemental Memorandum, an Election Form and a Letter of Election and Transmittal for shareholders and holders of American Depositary Receipts, respectively, and other related documentation with the SEC. Free copies of the Schedule TO and the other related documents filed by National Grid plc in connection with the B Share Alternatives are available on the SEC's website at http://www.sec.gov.

QuickLinks

  Exhibit 99.(a)(19)
National Grid plc Return of Cash—Filing of Prospectus